Exhibit 21.1

GLOBAL AERO LOGISTICS INC.

SUBSIDIARIES

ATA Airlines, Inc., an Indiana corporation

North American Airlines, Inc., a Delaware corporation

World Air Holdings, Inc., a Delaware corporation

World Airways, Inc., a Delaware corporation

World Risk Solutions, Ltd., a Delaware corporation